Exhibit 10.29

PING IDENTITY HOLDING CORP.

NONQUALIFIED DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.Effective Date. The effective date of the Plan is November 1, 2021.

2.Definitions.

“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.

“Beneficiary” means any person or entity, designated in accordance with Section 10.7, entitled to receive benefits that are payable upon or after the Participant’s death pursuant to the terms of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company, in each case, as such term is defined in Treas. Reg. Section 1.409A-3(i)(5).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” means Ping Identity Holding Corp., or any successor thereto.

“Common Stock” means the shares of common stock, $0.001 par value per share, of the Company.

“Deferral Election” means an election by an Eligible Director to defer Fees and/or Restricted Stock Units.

“Deferred Stock Unit” means a bookkeeping entry under the Plan that tracks, on a one-for-one basis, the value of a Restricted Stock Unit. A Deferred Stock Unit will be credited to the Participant’s Account as a result of the deferral of a Restricted Stock Unit in accordance with the terms of the Incentive Plan and the Plan. Deferred Stock Units will be payable in shares of Common Stock (or, if determined by the Board, in cash) and such payment will constitute full payment and settlement of the corresponding Restricted Stock Units.

“Election Notice” means the notice established by the Board for making Deferral Elections under the Plan.

“Election Period” means the period established by the Board and set forth in the Election Notice with respect to each Plan Year during which Deferral Elections must be made in accordance with the requirements of Section 409A; provided that the Election Period will end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates; provided, however, that the Election Period for newly Eligible Directors will end no later than 30 days after the Eligible Director first becomes eligible to participate in the Plan and will apply only with respect to Fees and Restricted Stock Units earned after the date of the Deferral Election.

“Eligible Director” means a member of the Board who is not an active employee of the Company or an affiliate and who is designated by the Board as eligible to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fees” means the cash compensation that would be paid to the Participant as an Eligible Director for the Plan Year before reductions for deferrals under the Plan.

“Incentive Plan” means the Company’s Omnibus Incentive Plan.

“Participant” means an Eligible Director who elects to participate in the Plan by filing an Election Notice in accordance with Section 4, as well as any former Eligible Director who remains entitled to a benefit under the Plan.

“Payment Event” means a date or event specified by the Participant in his or her Election Notice for the payment (or, in the case of installments, commencement of payment) of all or a portion of the Participant’s Account; provided that if no such date or event is specified, then the Payment Event will be the Participant’s Separation from Service.

“Plan” means this Ping Identity Holding Corp. Nonqualified Deferred Compensation Plan for Non-Employee Directors.

“Plan Year” means the calendar year.

“Restricted Stock Unit” means a restricted stock unit under the Incentive Plan.

“Section 409A” means Section 409A of the Code.

“Separation from Service” has the meaning set forth in Section 409A and Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder.

3.Eligibility; Participation.

3.1	Election to Participate. An Eligible Director may become a Participant in the Plan by making a Deferral Election in accordance with Section 4.
3.2

Cessation of Participation. If the Participant ceases to be an Eligible Director for a Plan Year, then the Participant’s Deferral Elections will no longer be effective. Each Participant (or the Participant’s Beneficiaries, as applicable) will remain a Participant in the Plan until the Participant’s Account has been paid in full pursuant to the terms of the Plan and the Participant’s Election Notice(s).

4.

Election Procedures. An Eligible Director may elect to defer receipt of the Participant’s Fees and/or Restricted Stock Units for any Plan Year by completing an Election Notice and filing it with the Board during the Election Period. Subject to the terms of the Plan, the Election Notice must specify (i) (A) the amount of Fees to be deferred and/or (B) the amount of Restricted Stock Units to be deferred (rounded to the nearest whole number), (ii) the Payment Event, and (iii) the form of payment (lump sum or annual installments).

5.Accounts.

5.1	Establishment. The Company will establish and maintain an Account for each Participant.
5.2

Earnings and Losses. Each Account will be adjusted for earnings or losses, as applicable, as set forth in Section 5.3 and Section 5.4. The amount paid to the Participant on the payment date will be determined as of the applicable payment date.

5.3	Deferred Stock Units. The value of each Deferred Stock Unit in the Participant’s Account will be equal to the value of the corresponding Restricted Stock Unit. For the avoidance of doubt, payment of Deferred Stock Units under the Plan will constitute full payment and settlement of the corresponding Restricted Stock Units.

5.4

Deferred Fees. Fees deferred under the Plan will be credited with a notional rate of return determined by the Board and set forth in the applicable Election Notice. The Board may change such notional rate of return on a prospective basis at any time.

5.5

Nature of Accounts. Accounts are not actually invested in any investment vehicle and Participants do not have any real or beneficial ownership in any investment vehicle in connection with their Accounts. The Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and will not constitute or be treated as a trust fund of any kind.

5.6	Timing of Credits.
(a)	Deferred Fees. The Board will credit to the Participant’s Account any deferred Fees at the time such amounts would otherwise have been paid to the Participant but for the Deferral Election.
(b)	Deferred Stock Units. The Board will credit Deferred Stock Units to the Participant’s Account as of the grant date of the corresponding Restricted Stock Units.
5.7	Statement of Accounts. Upon the Participant’s request, the Board will provide or make available to the Participant a statement setting forth the balance of the Participant’s Account.

6.Payment of Participant Accounts.

6.1	In General. The Participant’s Account will be paid (or commence, in the case of installments) upon the Payment Event.
6.2

Timing of Payments. Except as otherwise provided in this Section 6, payments will be made or commence within 90 days following the Payment Event, subject to any applicable restrictions under Section 409A.

6.3

Form of Payment. Each Participant must specify in the Participant’s Election Notice the form of payment (lump sum or installments) for amounts in the Participant’s Account that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules selected by the Board and set forth in the Election Notice. In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum.

6.4	Medium of Payment. Any payment from the Participant’s Account will be made in cash or Shares of Common Stock, as applicable.
7.

Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Board may accelerate payment of all or a portion of the Participant’s Account upon the occurrence of any of the permissible acceleration events under Section 409A, in all events in accordance with Section 409A.

8.Plan Administration.

8.1Administration by Board. The Board will administer the Plan, with the authority to:

(a)	construe and interpret the Plan and apply its provisions;
(b)	promulgate, amend, and rescind rules relating to the administration of the Plan;
(c)	authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)	determine minimum or maximum amounts that Participants may elect to defer;
(e)	designate, subject to the terms of the Plan, who will be Eligible Directors;
(f)	calculate deemed investment earnings and losses;
(g)	interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument, Election Notice, or agreement relating to the Plan;
(h)	exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan;
(i)	delegate its duties hereunder to the extent allowable under applicable law; and
(j)	take any other action that the Board determines necessary or advisable for the proper administration of the Plan.
8.2	Non-Uniform Treatment. The Board’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.
8.3

Board Decisions Final. Subject to Section 11, all decisions made by the Board pursuant to the provisions of the Plan will be in the Board’s sole discretion, and will be final and binding on the Company and the Participants unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

8.4	Indemnification. No member of the Board or any designee will be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan.
9.

Amendment and Termination. The Board may, at any time, alter, amend, modify, suspend, or terminate the Plan or any portion hereof; provided, however, that no such alteration, amendment, modification, suspension, or termination may, without the consent of the affected Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in the Participant’s Account.

10.	Miscellaneous.
10.1

No Service Rights. Nothing in the Plan will confer upon any Participant any right to continue to serve the Company or any affiliate or interfere in any way with the right of the Company or any affiliate to terminate the Participant’s service at any time with or without notice and with or without cause.

10.2	Tax Withholding. The Company and its affiliates will have the right to deduct from any amounts otherwise payable under the Plan any taxes required to be withheld.

10.3

Governing Law. The Plan will be administered, construed, and governed in all respects under and by the laws of the State of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

10.4

Section 409A. The Company intends that the Plan comply with the requirements of Section 409A, and the Plan will be operated and interpreted consistent with that intent. If the Company determines that the Participant is a “specified employee,” as such term is defined under Section 409A, then, solely to the extent necessary to avoid the incurrence of adverse tax consequences under Section 409A, the timing of the applicable payments will be delayed until the first payroll date after the six-month anniversary of the Participant’s Separation from Service, and the Company will (a) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan will be treated as a separate payment. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

10.5	General Assets/Trust. All amounts provided under the Plan will be paid from the general assets of the Company and no separate fund will be established to secure payment.
10.6

No Warranties. Neither the Company nor the Board warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of the Participant’s Account.

10.7

Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If the Participant fails to designate a Beneficiary, the Participant’s designated Beneficiary will be deemed to be the Participant’s estate.

10.8

No Assignment. Neither the Participant nor any other person will have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate, or convey any amounts payable under the Plan prior to the date that such amounts are paid (except for the designation of Beneficiaries under Section 10.7).

10.9	Expenses. The costs of administering the Plan will be borne by the Company.
10.10

Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision will be deemed modified to the extent of such invalidity, illegality, or unenforceability, and the remaining provisions will not be affected.

11.

Claims and Appeals Procedures. The Board may establish claims and appeals procedures for the Plan, in all events in accordance with all applicable laws, including ERISA, which procedures (as from time to time amended and in effect) will be deemed a part of the Plan and incorporated herein.

12.

Certain Definitional Provisions. Unless otherwise expressly provided, for purposes of the Plan, the following rules of interpretation apply: (i) the term “dollars” and character “$” mean United States dollars; (ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iii) the words “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import, when used in the Plan, refer to the Plan as a whole and not to any particular provision of the Plan, unless the context otherwise requires; (iv) the term “including” means “including, without limitation,” and the words “include” and “includes” have corresponding meanings and such words will not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them; and (v) the term “or” is not exclusive, unless the context otherwise requires.

13.

Interpretive Matters. Unless the context otherwise requires, references herein (i) to sections mean the sections of the Plan; (ii) to an agreement, instrument, or other document include such agreement, instrument, or other document as amended, supplemented, or otherwise modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute, rule, or regulation include such statute, rule, or regulation as amended from time to time and include any predecessor or successor statute, rule, or regulation thereto and any statute, rule, or regulation promulgated thereunder; (iv) to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by the Plan; (v) to a number of days refer to calendar days unless business days are specified, except, unless otherwise specified, whenever any action must be taken on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day; and (vi) to gender include all genders and the neuter. The division of the Plan into sections and other subdivisions and the insertion of headings is for convenience of reading only and will not affect or be utilized in construing or interpreting the Plan.